Exhibit 10.7(b)

VWR International, LLC

1310 Goshen Parkway

P.O. Box 2656

West Chester, Pennsylvania 19380

July 25, 2007

Ted Pulkownik

716 Silvermine Road

New Canaan, CT 06840

Dear Ted:

Reference is made to the Employment Letter dated June 29, 2007 (the “Employment Letter”), between VWR International, LLC (the “Company”) and you. In addition to the terms of your continuing employment set forth in the Employment Letter, for so long as you continue to maintain your permanent residence outside of a 100-mile radius of the Company’s corporate headquarters, you also will be provided a housing allowance of $3,000 a month for housing within a reasonable commuting distance of the Company’s corporate headquarters.

Except as specifically supplemented by this letter, the terms of your employment shall be as set forth in the Employment Letter.

Sincerely,

John Ballbach

Accepted and Agreed:

Ted Pulkownik
Date: